Exhibit 99.1
                                                                    ------------



AB


                                               NEWS RELEASE


For release:  Immediate
Contact: James M. DeAngelis - (212) 308-5800



Commodore Applied Technologies, Inc.

         o Commodore Advanced Sciences, Inc. awarded two year contract extension from Bechtel Jacobs, Co. in Oak Ridge, TN


NEW YORK, NY - August 28, 2006 - Commodore  Applied  Technologies,  Inc. (OTCBB:
CXIA), today announced that its wholly owned engineering services subsidiary, Commodore Advanced Sciences, Inc. (CASI), has been awarded a two year option extension to the environmental sampling and data integration contract by Bechtel Jacobs Company, LLC (BJC) of Oak Ridge, TN. The contract option extends the contract through September 2008.

The Environmental Data Acquisition and Management (EDAM) contract was originally awarded to CAST and was valued at over $14 million for the two year base period which ends in September 2006. The original EDAM contract scope of work included four major components: execution of environmental sampling, sample management, sample analyses, and environmental information management. Sampling includes collecting soil, groundwater, surface water, air, sediment, biological, waste characterization, and building D&D samples in support of site closures and CERCLA, RCRA, NPDES, and TSCA compliance at all three U. S. Department of Energy
(DOE) Oak Ridge sites: ETTP, ORNL, and Y-12. Sample Management includes coordination of sample shipments to analytical laboratories and data management.

                                     -more-

CXIA Reports CASI Contract Extension
August 28, 2006
Page 2



The CAST team has performed on 57 work releases (Task Orders) over the last two years delivering sampling and data management services to BJC in the Oak Ridge, TN area. The CAST team has achieved a perfect safety record over the last two year period on the EDAM contract. The CAST Team has performed all sampling activities, both routine and challenging, with strict adherence to quality controls and health and safety guidelines set by BJC.

Commodore's Chairman and CEO Shelby Brewer stated: "This is great news for our company and its stockholders. The extension indicates the satisfaction our client has in our performance." Mr. Brewer continued: "The elements of the extension are different and more appropriate for Commodore compared to the original work scope. BJC has taken steps to `de-clutter' the contract, by self performing sample management activities and environmental information management activities. This will remove the administration of analytical laboratories, a non-margin work scope for Commodore. We expect that the sampling volume will continue to be as robust in 2007 and 2008 as in previous years, which will reflect positively in our operating margins for the Company."

Mr. Walter Foutz, the EDAM Program Manager, commented that: "The contract option award and modification of the scope of work is an indication of the client's satisfaction with Commodore's competence in safely performing its core capabilities in environmental monitoring while also delivering best value. The modification of the scope of work will allow us to grow our core capabilities and remove the obligations of no-fee administrative tasks."

                                    - more-

CXIA Reports CASI Contract Extension
August 28, 2006
Page 3


Commodore Applied Technologies, Inc. is a diverse technical solutions company focused on high-end environmental markets. The Commodore family of companies includes subsidiaries Commodore Solution Technologies and Commodore Advanced Sciences. The Commodore companies provide technical services and patented remediation technologies designed to treat hazardous waste from nuclear and chemical sources. More information is available on the Commodore web site at www.commodore.com.

This Press Release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which Commodore Applied Technologies, Inc. and its subsidiaries operate. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Commodore's actual results to be materially different from any future results expressed or implied by these statements. Actual results may differ materially from what is expressed in these statements, and no assurance can be given that Commodore can successfully implement its core business strategy and improve future earnings.

The factors that may cause Commodore's actual results to differ from its forward-looking statements include: Commodore's current critical need for additional cash to sustain existing operations and meet ongoing existing obligations and capital requirements; Commodore's ability to implement its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S. Department of Energy for the clean-up of waste sites administered by it; the acceptance and implementation of Commodore's waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in Commodore's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.

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